Exhibit 99.2

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Media -- David Harpole (713) 652-4125

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Lyondell Gulf Coast Facilities Restarting Following Hurricane Rita

HOUSTON (September 27, 2005) -- Lyondell Chemical Company (NYSE: LYO) announced today that its Texas Gulf Coast facilities are in the process of resuming operations that were shut down as a result of Hurricane Rita. All but one of Lyondell's Texas facilities is expected to be in operation by the end of this week.

The company's top priority in the resumption of operations is the safety of employees and their families as well as the surrounding community.

Lyondell facilities most distant from the hurricane's path were the first to return to operation including the Corpus Christi, Texas, ethylene plant and high density polyethylene units at Matagorda and Victoria, Texas. The 268,000-barrel-per-day Houston refinery, a joint venture between Lyondell and Citgo Petroleum, also is ramping up production. The ethylene glycol plant at Beaumont, Texas, was closest to landfall for the hurricane and is expected to be out of service for possibly one month.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell's November 30, 2004, acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

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SOURCE: Lyondell Chemical Company